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                                                                    EXHIBIT 4.5B


                             AWARD AGREEMENT UNDER
                           CROSS TIMBERS OIL COMPANY
                           1998 STOCK INCENTIVE PLAN
                           -------------------------



     THIS AGREEMENT is entered into this ______ day of ______, 1998, between Cross Timbers Oil Company, a Delaware corporation (herein called "Company"), and ___________ (herein called "Grantee"), pursuant to the provisions of the Cross Timbers Oil Company 1998 Stock Incentive Plan (the "Plan"). The Compensation Committee of the Board of Directors of the Company (the "Committee") has determined that Grantee is eligible to be a participant in the Plan and, to carry out its purposes, has this day authorized the grant, pursuant to the Plan, of the performance shares set forth below to Grantee.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

     1. GRANT OF PERFORMANCE SHARES. Subject to all of the terms, conditions, and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee under Article IV of the Plan ______ shares of the common stock of the Company, of the par value of one cent ($0.01) per share ("Common Stock"), which shares shall consist of authorized but unissued shares or issued shares reacquired by the Company. Such shares are being issued as performance shares under the Plan.

     2. VESTING. The performance shares granted herein shall vest when the Common Stock closes on the New York Stock Exchange at or above $_____ per share.
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If the Common Stock is not listed on the New York Stock Exchange, then any reference in this Agreement to the New York Stock Exchange will be deemed to be the principal securities exchange on which the Common Stock is traded.

     3.   GRANTEE'S AGREEMENT.  Grantee expressly and specifically agrees that:

     (a) With respect to the calendar year in which such performance shares are vested, Grantee shall include in his gross income for federal income tax purposes the fair market value of the performance shares upon the vesting of the performance shares.

     (b) The grant of options is special incentive compensation which will not be taken into account as "wages" or "salary" in determining the amount of payment or benefit to Grantee under any pension, thrift, stock, or deferred compensation plan of the Company.

     (c) In behalf of Grantee's beneficiary, such grant shall not affect the amount of any life insurance coverage available to such beneficiary under any life insurance plan covering employees of the Company or any subsidiary.

     (d) The Company may hold unvested performance shares in escrow until the performance shares vest.

     4. TERM. Any performance shares which remain unvested on the tenth anniversary of the date of this Agreement shall be canceled, shall not vest, and shall be returned to the Company.

     5. DEATH OR DISABILITY. Upon death of Grantee, or upon termination of Grantee's employment by reason of permanent disability (as determined by the Committee), all unvested performance shares granted herein shall immediately vest.

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     6.   OTHER TERMS, CONDITIONS, AND PROVISIONS.  As previously provided, the performance shares herein granted by the Company to Grantee are granted subject to all of the terms, conditions, and provisions of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan certified by the Secretary of the Company, and the parties agree that the entire text of such Plan be, and it is hereby incorporated herein by reference as fully as if copied herein in full. Reference to such Plan is therefore made for a full description of the rights of Grantee and of all of the other provisions, terms, and conditions of the Plan applicable to the performance shares granted herein. If any of the provisions of this Agreement shall vary from or be in conflict with the Plan, the provisions of the Plan shall be controlling.

     7. NON-TRANSFERABILITY. The performance shares granted hereunder are not transferable or assignable by Grantee.

     8. RIGHTS AS A STOCKHOLDER. Grantee shall have all of the voting, dividend, and other rights of stockholders of the Company prior to and upon vesting of the performance shares granted. If the performance shares are canceled, all such rights shall then be canceled.

     9. PURCHASE BY COMPANY OF PERFORMANCE SHARES. Upon election of Grantee on the date of vesting of the performance shares, and upon approval by the Committee, the Company may purchase some or all of Grantee's vested performance shares as provided in Section 4.6 of the Plan.

     10. NO EMPLOYMENT COMMITMENT. Grantee acknowledges that neither the grant of performance shares nor the execution of this Agreement by the Company will be

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interpreted or construed as imposing upon the Company an obligation to retain
Grantee's services for any stated period of time, which employment shall continue to be at the pleasure of the Company at such compensation as it shall determine, unless otherwise provided in a written employment agreement.

     IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.


                                       CROSS TIMBERS OIL COMPANY

ATTEST:

                                       By:
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Virginia Anderson,                     Name:   Bob R. Simpson
Secretary                              Title:  Chairman of the Board and
                                               Chief Executive Officer



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